Exhibit 2(d)

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, Smith & Nephew plc (the “Company” or “SNN”) had the following series of securities registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class	Ticker symbol	registered
American Depositary Shares	SNN	New York Stock Exchange
Ordinary Shares of US 20 cents each	SNN	New York Stock Exchange*
2.032% Notes due 2030	SNN 30	New York Stock Exchange

* Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021.

ORDINARY SHARES

The following is a summary of the material terms of the ordinary shares of nominal value of US 20 cents, as set forth in our Articles of Association and the material provisions of U.K. law. This description is a summary and does not purport to be complete. You are encouraged to read our Articles of Association, which are filed as an exhibit to the Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

Share Capital

All the Company’s ordinary shares, including those held by Directors and Executive Officers, rank pari passu with each other.

In 2006, the Company issued £50,000 of shares in Sterling in order to comply with English law. These were issued as deferred shares, which are not listed on any stock exchange. They have limited rights and therefore effectively have no value. These are held by the Company Secretary, although the Board reserves the right to transfer them to a member of the Board should it so wish.

As at December 31, 2021, 44,091,548 ADSs equivalent to 88,183,096 ordinary shares or approximately 9.96% of the total ordinary shares in issue were outstanding and were held by 86 registered ADS holders. The share price is quoted in Sterling.

The Company currently has permission from shareholders to purchase up to 10% of its own shares. Shares allotted to employees through employee share schemes are bought back on a quarterly basis and subsequently cancelled by the Company in order to avoid shareholder dilution. From January 1, 2021 to December 31, 2021, the Company purchased nil ordinary shares. The share buy-back programme for 2021 has been suspended in light of the COVID pandemic. On December 16, 2021 the Company announced a commitment to return surplus capital to shareholders through a regular annual share buy-back expected to be in the range of $250m-$300m in 2022.

As far as is known to management, the Company and all its Subsidiaries (the “Group”) are not directly or indirectly owned or controlled by another company or by any government and the Group has not entered into arrangements, the operation of which may at a subsequent date result in a change of control of the Group. There are no securities in issue which have special rights as to the control of the Company.

Trading Markets

Please refer to page 2 of Exhibit 2.(d) of the Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 20202 (the (“2020 Annual Report”).

Rights Attaching to Ordinary Shares

Please refer to pages 2-3 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

Exchange controls and restrictions on payment of dividends

Please refer to page 4 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

Share Awards and Grants to Employees

The Company operates the following equity-settled executive and employee share plans: Smith & Nephew Global Share Plan, Smith & Nephew ShareSave Plan and Smith & Nephew International ShareSave Plan.

As at December 31, 2021, 4,472,000 options were outstanding with a range of exercise prices from 650 to 1,541 pence and the maximum number of shares that could be awarded under the Group’s long-term incentive plans for senior employees and senior executives was 5,997,000.

Employees’ Share Trust (Trust)

Please refer to page 4 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

AMERICAN DEPOSITARY SHARES

Please refer to pages 5 to 10 of Exhibit 2(d) of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 20191.

DEBT SECURITIES

The Notes listed on the New York Stock Exchange and set forth on the cover page to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021 have been issued by Smith & Nephew plc. The Notes were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the Notes.

The following table sets forth the date of the base prospectus, the registration statement number and date of issuance for the Notes.

Date of Base Prospectus	Series	Registration Statement	Date of Issuance
October 2, 2020	2.032% Notes due 2030	333-249255	October 7, 2020

The following descriptions of our Notes is a summary and does not purport to be complete and is qualified in its entirety by the full terms of the Notes and the relevant indenture thereto, which are available at www.sec.com. The description is organized by the base prospectus and includes the description of Notes for the issuance thereunder. References to “accompanying prospectus” refer to the base prospectus for the issuance. To the extent language in the prospectus supplement modifies language in the base prospectus or there is any inconsistency between the information in the base prospectus and the prospectus supplement, the terms of the prospectus supplement govern.

1         https://www.sec.gov/Archives/edgar/data/845982/000155837020001838/snn-20191231ex2d3a181fc.htm

[2]	https://www.sec.gov/Archives/edgar/data/0000845982/000155837021002094/snn-20201231ex2de5432b2.htm

Base Prospectus – dated October 2, 2020:

Please refer to pages 5-19 of Exhibit 2.(d) of the Group’s 2020 Annual Report.

Prospectus Supplement – 2.032% Notes due 2030:

Please refer to pages 19-25 of Exhibit 2.(d) of the Group’s 2020 Annual Report.